                           SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                        of 1934 [Amendment No. ______]


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee previously paid with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     (1) Amount Previously Paid:_______________________________________________
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     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

On February 20, 1998, Philip Services Corp. issued the following Press Release:

                                                                    News Release

                  Philip Services Confirms Financing for its
                    Equity Contribution to SK Parent Corp.


February 20, 1998 - Philip Services Corp. (NYSE/TSE/ME:PHV) today announced that it has obtained a commitment from Canadian Imperial Bank of Commerce ("CIBC") to underwrite a US$210 million secured subordinated debt facility. The purpose of the facility is to finance the Company's US$200 million equity contribution to SK Parent Corp. and to pay certain related fees and expenses in connection with the terms of a merger agreement between SK Parent Corp. and Safety-Kleen Corp.

Philip stated the Company is eager to consummate the merger with Safety-Kleen. "There exists a real affinity between our corporate visions and business strategies that forms the basis for this merger and future success," said Allen Fracassi, President and Chief Executive Officer. "We will respect and enhance the exceptional customer, business and employee relationships that Safety-Kleen has established. We strongly believe that the SK Parent offer is in the best interests of Safety-Kleen, its shareholders, customers and employees."

Customary conditions precedent to CIBC's commitment include completion of satisfactory documentation and no material adverse change in the assets, business or affairs of Phillip or Safety-Kleen Corp. In conjunction with the transaction, Philip has agreed, subject to regulatory approval, that if it utilizes the facility, it will issue to CIBC 2 million warrants to acquire common shares of Philip. The warrants will have a term of 2 years and be exercisable at 120% of the market price of Philip's common shares when funds are drawn.

The requisite consents of the lenders under Philip's US$1.5 billion senior credit facility to the US $210 million secured subordinated facility have been obtained. In conjunction with the approval, Philip has agreed to provide its senior lenders with security over Philip's assets and has agreed that the senior facility will be reduced from US$1.5 billion to US$1.3 billion in the event Philip draws the US$210 million.

Philip Services is an integrated metals and industrial services company with operations throughout the United States, Canada and Europe. Philip provides steel, copper, and aluminum processing and recovery services, together with diversified industrial out-sourcing services to all major industry sectors.

                                      ###

Contact:  Lynda Kuhn
          VP Corporate Communications
          (905) 540-6658

On February 20, 1998, SK Parent Corp. issued the following Press Release:

                                                            News Release
VERBINNEN & CO.


IMMEDIATE RELEASE                Contact:     David Reno/Fred Bratman
-----------------                             Sard Verbinnen & Co
                                              212/687-8080


                 SK PARENT CORP. CONFIRMS NECESSARY FINANCING
                 IN PLACE TO COMPLETE SAFETY-KLEEN ACQUISITION

     NEW YORK, NY, February 20, 1998 -- SK Parent Corp., a company owned equally by Philip Services Corp. (NYSE:PHV), affiliates of Apollo Management, L.P. and affiliates of The Blackstone Group, today confirmed that all necessary financing arrangements to complete its acquisition of Safety-Kleen Corp.
(NYSE: SK) are in place. SK Parent has offered to acquire all shares of Safety-Kleen for $27 per share in cash.

     Philip, Apollo and Blackstone have each committed to contribute $200 million in cash to SK Parent as equity. Philip separately announced today that it has obtained a commitment from Canadian Imperial Bank of Commerce for financing its $200 million contribution to SK Parent. Apollo and Blackstone's respective $200 million equity commitments are also in place.

     To finance the remaining portion of the offer, SK Parent will borrow under a $1.5 billion credit facility that is fully underwritten by The Chase Manhattan Bank and Canadian Imperial Bank of Commerce. That facility has been fully syndicated.

     On February 9, 1998, Safety-Kleen's Board of Directors reaffirmed its recommendation that Safety-Kleen shareholders vote in favor of the SK Parent merger. A special meeting of Safety-Kleen shareholders to vote on the merger agreement with SK Parent is scheduled for February 25, 1998. SK Parent expects that if a favorable vote of Safety-Kleen shareholders is received, it would be able to consummate the merger approximately two weeks after the inspector of elections certifies the vote.

     Philip Services is a fully integrated resource recovery and industrial services company, with operations throughout the United States, Canada and the United Kingdom. Philip provides steel, copper and aluminum processing and recovery services, together with diversified industrial out-sourcing services, to all major industry sectors.

     Apollo Management is a private merchant banking firm with in excess of $5 billion of assets that specializes in private equity and debt transactions. The Blackstone Group is a private investment bank, affiliates of which sponsor corporate private equity and real estate funds with aggregate commitments of $5 billion.

                                      ###

On February 20, 1998, Safety-Kleen Corp. issued the following Press Release:


               SAFETY-KLEEN ANNOUNCES CONFIRMATION OF FINANCING
                    ARRANGEMENTS FOR SK PARENT CORP. MERGER

     ELGIN, Ill. -- February 20, 1998 -- Safety-Kleen Corp. (NYSE:SK) today announced that it is pleased with SK Parent Corp's announcement that financing arrangements required to consummate the merger are in place and again urged shareholders to vote in favor of the $27 per share all-cash merger proposal from SK Parent Corp. Safety-Kleen indicated there is no guarantee of what value shareholders would receive, or when they would receive it, if holders of two-thirds of the shares do not vote in favor of the merger.

     Donald W. Brinckman, Chairman of the Board and Chief Executive Officer, said "With the announcement by the principals of SK Parent Corp. that financing to complete the merger is in place, we are asking shareholders to vote for a transaction that means $27 cash without any of the risks of stock ownership associated with Laidlaw Environmental's part stock/part cash offer."

     The text of Brinckman's letter to shareholders follows:

     "The special meeting of Safety-Kleen shareholders is only days away, and your Board of Directors believes that the choice is simple:

 . A vote FOR SK Parent Corp.'s $27 per share all-cash merger is a vote for a transaction that locks in the money without any of the risks of stock ownership associated with Laidlaw Environmental's ("LLE") part-stock/part-cash offer.

 . A failure to vote FOR the SK Parent Corp. $27 per share all-cash merger gives no guarantees.

     "Unless the holders of two thirds of the shares vote in favor of the SK Parent Corp. merger, there is no guarantee of what value shareholders would receive, or when they would receive it.

     "Today, the principals of SK Parent Corp. announced that the financing to complete the merger is in place. All that is needed for you to receive cash is a vote FOR the merger agreement by holders of two-thirds of the shares. Following that vote, we would expect to close the merger within approximately two weeks after receiving the inspector of election's certification of the voting results.

     "As we detailed in our last letter to you, your Board of Directors is convinced that the SK Parent $27 per share all-cash offer is preferable to LLE's unsolicited part stock/part cash offer. We are convinced that LLE cannot achieve more than approximately $28 million in synergies without a significant reduction in service quality, revenue and profit. This is nowhere near the $100 million to $130 million in synergies that LLE claims.

                               You Must Act Now!

     "Regardless of how many shares you own, your vote is extremely important. FAILURE TO VOTE IS THE SAME AS VOTING NO. I urge you to vote for the SK Parent $27 per share all-cash offer by signing, dating and promptly mailing the enclosed GOLD-STRIPED card.

     "Sign and date and return the GOLD-STRIPED card even if you have already sent in another card. Only your latest signed and dated proxy card counts. Do not sign any proxy card sent to you by Laidlaw Environmental. Sign and date and return the GOLD-STRIPED card even if you are planning to attend the February 25 special meeting.

Sincerely,

Donald W. Brinckman
Chairman of the Board

     Safety-Kleen is an environmental and industrial service company dedicated to helping nearly 400,000 industrial and automotive customers recycle and process their waste streams.

                                    --30--

For Information, Contact:

     Maureen Fisk
     Safety-Kleen Corp.
     847/468-2452